UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §§ 240.14a-12

KOREA EQUITY FUND, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

For Immediate Release

Korea Equity Fund, Inc.
Announces Adjournment of Annual Meeting to December 1, 2016

NEW YORK, October 31, 2016: Korea Equity Fund, Inc. (NYSE: KEF) (the “Fund”) announced that it convened its 2016 Annual Meeting of Shareholders (the “Meeting”) on Monday, October 31, 2016 and adjourned the Meeting due to lack of sufficient votes to act upon the election of two Directors to serve as Class I Directors and one Director to serve as a Class III Director of the Fund.  The Meeting will reconvene on December 1, 2016 to allow the Fund’s shareholders additional time to vote.

During the period of the adjournment, the Fund will continue to solicit proxies from its shareholders.  Shareholders who have already voted do not need to recast their votes.  Shareholders who have not already done so are encouraged to vote.  Proxies previously submitted in respect of the Meeting will be voted at the reconvened Meeting unless properly revoked.

The reconvened Meeting will be held at the offices of Nomura Asset Management U.S.A. Inc., Worldwide Plaza, 309 West 49th Street, New York, New York, on Thursday, December 1, 2016, at 10:30 A.M.

The Fund filed the proxy statement for the Meeting with the Securities and Exchange Commission (the “SEC”) on October 5, 2016, pursuant to which the Fund is soliciting additional proxies.  Shareholders are urged to read the proxy statement and other relevant documents filed with the SEC.

If you have not yet voted or wish to change your vote on the proposals in the Fund’s proxy statement, we urge you to vote by mail or through the internet using the instructions provided in your voting instruction form or proxy card.

The Fund primarily invests in the securities of companies domiciled in Korea and is designed for investors seeking long-term capital appreciation. Nomura Asset Management U.S.A. Inc. (“NAM USA”) acts as the manager of the Fund pursuant to a management agreement. Pursuant to such management agreement, NAM USA has retained its parent company, Nomura Asset Management Co., Ltd., to act as investment adviser to the Fund, and Nomura Asset Management Hong Kong Limited and Nomura Asset Management Singapore Limited, as investment sub-advisers to the Fund.

*                          *                          *

Contact:	Maria R. Premole
Nomura Asset Management U.S.A. Inc.
Worldwide Plaza
309 West 49th Street
New York, NY 10019
(800) 833-0018